Exhibit 5
Letterhead of Orrick, Herrington & Sutcliffe LLP
May 2, 2007
Caterpillar Financial Services Corporation
2120 West End Avenue
Nashville, Tennessee 37203

Re:	Caterpillar Financial Services Corporation
Registration Statement on Form S-3
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), in the form being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of up to $8 billion of variable denomination floating rate demand notes (the “Notes”) of Caterpillar Financial Services Corporation, a Delaware corporation (the “Company”). The Notes are to be issued under an Indenture, dated as of July 15, 1991, as supplemented (the “Indenture”), between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), forms of which are included as exhibits to the Registration Statement. The Notes are to be sold from time to time as set forth in the Registration Statement, any amendment thereto and the prospectus contained therein (the “Prospectus”).
     We have examined such instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
     Based on such examination, we are of the opinion that when the Notes have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold as described in

Caterpillar Financial Services Corporation
May 2, 2007

the Registration Statement, any amendment thereto and the Prospectus, the Notes will be legal, valid, and binding obligations of the Company, entitled to the benefits of the Indenture.
          Our opinion that the Notes are legal, valid, and binding is qualified as to limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, and general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.
          We express no opinion as to matters of law in jurisdictions other than the State of New York, the federal law of the United States, and the corporate law of the State of Delaware.
          We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, and in any amendment or supplement thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP